Exhibit 99.1

FBL Financial Group Reports Fourth Quarter 2007 Results

WEST DES MOINES, Iowa--(BUSINESS WIRE)--FBL Financial Group, Inc. (NYSE:FFG):

Financial Highlights
(Dollars in thousands, except per share data)
	Three months ended December 31,
	2007	2006
Net income applicable to common stock	$11,846	$23,949
Operating income applicable to common stock	24,859	22,586
Earnings per common share (assuming dilution):
Net income	0.39	0.80
Operating income	0.82	0.75

FBL Financial Group, Inc. (NYSE:FFG) today announced that diluted net income per common share totaled $0.39 ($11.8 million) for the quarter ended December 31, 2007, compared to $0.80 ($23.9 million) in the year ago quarter.

Operating Income(1). Operating income increased to a record $24.9 million for the quarter ended December 31, 2007, from $22.6 million in the fourth quarter of 2006. Diluted operating income per common share increased nine percent to a record $0.82 in the fourth quarter of 2007 from $0.75 in the fourth quarter of 2006. Operating income differs from the GAAP measure, net income, in that it excludes the impact of realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

Commenting on FBL’s fourth quarter results, Chief Executive Officer Jim Noyce stated, “Our fourth quarter results mark the end of an excellent year for FBL Financial Group. For the full year we achieved record operating income of $3.15 per share, an increase of 13 percent, and our total assets grew by more than 15 percent to $14.0 billion. We are well-positioned for 2008 and beyond with our solid niche Farm Bureau Life marketplace and growth opportunities with the EquiTrust Life independent distribution channel. With our sound business plans, strong balance sheet and capital strength, we continue to be optimistic about the outlook for FBL Financial Group.”

Noyce added, “FBL’s record operating results for the fourth quarter of 2007 reflect strong results across the board with operating income increases in all segments.”

Product Revenues Up. Premiums and product charges for the fourth quarter of 2007 increased nine percent to $66.9 million from $61.2 million in the fourth quarter of 2006. Interest sensitive and index product charges increased 16 percent, while traditional life insurance premiums increased four percent.

Premiums collected in the fourth quarter of 2007 increased 10 percent to $629.8 million from $572.5 million in the fourth quarter of 2006. This increase is due to growth from both FBL’s EquiTrust Life independent channel and FBL’s exclusive Farm Bureau Life distribution channel. The EquiTrust Life independent channel had $504.6 million of premiums collected in the fourth quarter of 2007, an increase of 11 percent over the fourth quarter of 2006. The Farm Bureau Life distribution channel had fourth quarter 2007 premiums collected of $112.6 million, an increase of four percent, reflecting an eight percent increase in traditional and universal life insurance sales, a 22 percent increase in variable sales and an 18 percent decline in traditional annuity sales.

Investment Income. Net investment income in the fourth quarter of 2007 increased 13 percent to $166.5 million from $147.1 million in the fourth quarter of 2006. This increase is due to an increase in average invested assets resulting primarily from inflows from Farm Bureau Life and EquiTrust Life. The annualized yield earned on average invested assets, with securities at cost, was 6.02 percent for the year ended December 31, 2007, compared to 6.07 percent for the same period of 2006.

Derivative Loss. FBL’s derivative loss totaled $52.2 million in the fourth quarter of 2007, compared to derivative income of $46.9 million in the fourth quarter of 2006. The derivative loss reflects the impact of a decrease in the value of the underlying market indices on which call options supporting FBL’s index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives (FAS 133), gains and losses on these call options are generally offset by corresponding changes in interest sensitive product benefits.

Realized/Unrealized Losses on Investments. In the fourth quarter of 2007, FBL recognized net realized/unrealized losses on investments of $0.8 million compared to gains of $2.4 million in the fourth quarter of 2006. Fourth quarter 2007 realized/unrealized losses include realized gains from sales of investments of $1.1 million, realized losses from sales of investments of $0.2 million and realized losses due to an impairment totaling $1.7 million, which related to one corporate bond in the printing and publishing industry.

Benefits and Expenses. Benefits and expenses totaled $171.7 million in the fourth quarter of 2007, compared to $228.8 million in the fourth quarter of 2006. The decrease in benefits and expenses is primarily attributable to lower index product benefits resulting from a decline in the value of underlying market indices supporting the index annuity business. Additionally, death benefits decreased to $20.2 million in the fourth quarter of 2007 compared to $23.7 million in the fourth quarter of 2006.

Operating Results by Segment. FBL’s operating results for the fourth quarter of 2007 reflect an increase in all segments. Consistent with prior quarters, the majority of FBL’s operating earnings are attributable to the traditional annuity and traditional and universal life insurance segments. Further detail and results by segment are provided in FBL's financial supplement, which is available on FBL's website, www.fblfinancial.com.

Assets Total $14.0 Billion. Total assets increased $1.8 billion to $14.0 billion at December 31, 2007, from $12.2 billion at December 31, 2006. At December 31, 2007, 96 percent of the fixed maturity securities in FBL’s investment portfolio were investment grade debt securities. Book value per share increased to $29.98 at December 31, 2007 from $29.59 at December 31, 2006. Book value per share excluding accumulated other comprehensive income (loss)(3) increased nine percent to $31.19 at December 31, 2007, from $28.64 at December 31, 2006.

Earnings Outlook. FBL expects full year 2008 operating income to be within a range of $3.15 to $3.30 per common share. This earnings outlook is subject to volatility resulting from a number of factors, including mortality experience and investment results. Because realized gains or losses on investments and unrealized gains and losses on derivatives cannot reasonably be estimated, FBL Financial Group only provides operating income guidance and not net income guidance.

Conference Call. FBL management will hold a conference call with investors to discuss fourth quarter 2007 results. The call will be held tomorrow, February 7, 2008, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's website, www.fblfinancial.com.

The statements in this release concerning FBL’s prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL’s reports filed with the Securities and Exchange Commission and include interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FBL Financial Group, Inc.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended Dec. 31,		Year ended Dec. 31,
	2007	2006	2007	2006
REVENUES
Interest sensitive and index product charges	$30,484	$26,289	$114,529	$105,033
Traditional life insurance premiums	36,419	34,885	144,682	138,401
Net investment income	166,471	147,106	628,031	535,836
Derivative income (loss)	(52,227)	46,897	(4,951)	70,340
Realized/unrealized gains (losses) on investments	(775)	2,401	5,769	13,971
Other income	6,484	6,073	26,539	23,772
Total revenues	186,856	263,651	914,599	887,353
BENEFITS AND EXPENSES
Interest sensitive and index product benefits	92,810	142,399	436,637	409,127
Traditional life insurance benefits	21,132	21,561	90,808	90,837
Increase in traditional life future policy benefits	9,613	8,233	37,682	33,500
Distributions to participating policyholders	5,306	5,626	21,420	22,504
Underwriting, acquisition and insurance expenses	31,978	42,838	161,820	164,518
Interest expense	4,430	2,951	16,666	11,744
Other expenses	6,389	5,210	23,760	21,635
Total benefits and expenses	171,658	228,818	788,793	753,865
	15,198	34,833	125,806	133,488
Income taxes	(3,800)	(11,496)	(41,051)	(44,368)
Minority interest in loss (earnings) of subsidiaries	52	(1)	49	(126)
Equity income, net of related income taxes	433	651	1,535	1,135
Net income	11,883	23,987	86,339	90,129
Dividends on Series B preferred stock	(37)	(38)	(150)	(150)
Net income applicable to common stock	$11,846	$23,949	$86,189	$89,979

Earnings per common share - assuming dilution	$0.39	$0.80	$2.84	$3.01

Weighted average common shares	29,787,324	29,470,836	29,714,262	29,379,365
Effect of dilutive securities	625,891	637,377	607,355	525,259
Weighted average common shares – diluted	30,413,215	30,108,213	30,321,617	29,904,624

(1) Reconciliation of Net Income to Operating Income (Unaudited)

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives, a nonrecurring lawsuit settlement and the cumulative effect of changes in accounting principles. FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter, and the cumulative effect of change in accounting principles and lawsuit settlement in 2006 are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor’s understanding of FBL’s underlying results and profitability. A reconciliation of net income to operating income is provided in the following table (dollars in thousands, except per share data):

	Three months ended Dec. 31,		Year ended Dec. 31,
	2007	2006	2007	2006

Net income applicable to common stock	$11,846	$23,949	$86,189	$89,979
Adjustments:
Net realized/unrealized (gains) losses on investments (a)	213	(1,493)	(4,500)	(9,222)
Net change in unrealized gains/losses on derivatives (a)	12,800	130	13,500	(936)
Cumulative effect of change in accounting principle (a)	-	-	283	-
Lawsuit settlement (a)	-	-	-	3,172
Operating income applicable to common stock	$24,859	$22,586	$95,472	$82,993

Operating income per common share – assuming dilution	$0.82	$0.75	$3.15	$2.78

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income (Loss) (Unaudited)

	Dec. 31,	Dec. 31,
	2007	2006
Book value per share	$29.98	$29.59
Less: Accumulated other comprehensive income (loss)	(1.21)	0.95
Book value per share, excluding accumulated other comprehensive income (loss)	$31.19	$28.64

Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled a loss of $36.3 million at December 31, 2007 and a gain of $28.2 million at December 31, 2006. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	Dec. 31,	Dec. 31,
	2007	2006
Assets
Investments	$11,137,923	$9,782,626
Cash and cash equivalents	84,015	112,292
Deferred policy acquisition costs	991,155	827,720
Deferred sales inducements	321,263	226,647
Other assets	605,882	440,350
Assets held in separate accounts	862,738	764,377
Total assets	$14,002,976	$12,154,012

Liabilities and stockholders’ equity
Policy liabilities and accruals	$10,900,658	$9,474,599
Other policyholders’ funds	608,894	562,844
Debt	316,930	218,399
Other liabilities	410,774	252,935
Liabilities related to separate accounts	862,738	764,377
Total liabilities	13,099,994	11,273,154

Minority interest in subsidiaries	91	138

Stockholders’ equity	902,891	880,720
Total liabilities and stockholders’ equity	$14,002,976	$12,154,012

Common Shares Outstanding	30,019,728	29,661,652

FFG-1

CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com